Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-147389, 333-140416, 333-134399, 333-129611, 333-125133, 333-124074, 333-114633, 333-104190, 333-88808, 333-42866, and 333-69058), Form S-3 (No.’s 333-145408, 333-144953, 333-134012, 333-125100, and 333-111496) and Form S-4 (No. 333-139111), of our reports dated February 22, 2008, with respect to the consolidated financial statements and schedule of Illumina, Inc., and the effectiveness of internal control over financial reporting of Illumina, Inc. included in this Annual Report (Form 10-K) for the year ended December 30, 2007.

/s/ ERNST & YOUNG LLP
San Diego, California
February 22, 2008